Exhibit 99.1

NEWS RELEASE

CPS ANNOUNCES SECOND QUARTER 2017 EARNINGS

▪	Pretax income of $8.0 million
▪	Net income of $4.6 million, or $0.17 per diluted share
▪	New contract purchases of $234 million
▪	Total managed portfolio increases to $2.34 billion from $2.31 billion at December 31, 2016

LAS VEGAS, NV, July 24, 2017 (GlobeNewswire) -- Consumer Portfolio Services, Inc. (Nasdaq: CPSS) (“CPS” or the “Company”) today announced earnings of $4.6 million, or $0.17 per diluted share, for its second quarter ended June 30, 2017. This compares to net income of $7.3 million, or $0.25 per diluted share, in the second quarter of 2016.

Revenues for the second quarter of 2017 were $110.1 million, an increase of $5.1 million, or 4.9%, compared to $104.9 million for the second quarter of 2016. Total operating expenses for the second quarter of 2017 were $102.1 million, an increase of $9.5 million, or 10.3%, compared to $92.6 million for the 2016 period. Pretax income for the second quarter of 2017 was $8.0 million compared to pretax income of $12.3 million in the second quarter of 2016, a decrease of 35.5%.

For the six months ended June 30, 2017 total revenues were $217.7 million compared to $205.6 million for the six months ended June 30, 2016, an increase of approximately $12.1 million, or 5.9%. Total expenses for the six months ended June 30, 2017 were $201.9 million, an increase of $20.9 million, or 11.5%, compared to $181.0 million for the six months ended June 30, 2016. Pretax income for the six months ended June 30, 2017 was $15.7 million, compared to $24.6 million for the six months ended June 30, 2016. Net income for the six months ended June 30, 2017 was $9.1 million compared to $14.5 million for the six months ended June 30, 2016.

During the second quarter of 2017, CPS purchased $233.9 million of new contracts compared to $229.6 million during the first quarter of 2017 and $319.1 million during the second quarter of 2016. The Company's managed receivables totaled $2.343 billion as of June 30, 2017, an increase from $2.323 billion as of March 31, 2017 and $2.254 billion as of June 30, 2016.

Annualized net charge-offs for the second quarter of 2017 were 7.62% of the average owned portfolio as compared to 6.94% for the second quarter of 2016. Delinquencies greater than 30 days (including repossession inventory) were 9.64% of the total owned portfolio as of June 30, 2017, as compared to 8.58% as of June 30, 2016.

In the second quarter of 2017 our board of directors approved an increase to the aggregate authorization to repurchase our outstanding securities by $10 million. During the second quarter of 2017, CPS purchased 540,793 shares of stock in the open market at an average price of $4.54. For the six months ended June 30, 2017, CPS purchased 1,102,410 shares at an average price of $4.74.

“We are pleased with our second quarter results,” said Charles E. Bradley, Jr., Chairman and Chief Executive Officer.  “We notched our 24th consecutive quarter of positive earnings and the capital markets continue to be very receptive to our quarterly issuances of bonds backed by our automobile receivables, as shown by our second quarter securitization where the weighted average spread over benchmarks was the best since the third quarter of 2014.”

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Conference Call

CPS announced that it will hold a conference call on Tuesday, July 25, 2017, at 1:00 p.m. ET to discuss its quarterly operating results. Those wishing to participate by telephone may dial-in at 877 312-5502 or 253 237-1131 approximately 10 minutes prior to the scheduled time. The conference identification number is 54724137.

A replay of the conference call will be available between July 25, 2017 and August 1, 2017, beginning two hours after conclusion of the call, by dialing 855 859-2056 or 404 537-3406 for international participants, with conference identification number 54724137. A broadcast of the conference call will also be available live and for 90 days after the call via the Company’s web site at www.consumerportfolio.com.

About Consumer Portfolio Services, Inc.

Consumer Portfolio Services, Inc. is an independent specialty finance company that provides indirect automobile financing to individuals with past credit problems, low incomes or limited credit histories. We purchase retail installment sales contracts primarily from franchised automobile dealerships secured by late model used vehicles and, to a lesser extent, new vehicles. We fund these contract purchases on a long-term basis primarily through the securitization markets and service the contracts over their lives.

Forward-looking statements in this news release include the Company's recorded revenue, expense and provision for credit losses, because these items are dependent on the Company’s estimates of incurred losses. The accuracy of such estimates may be adversely affected by various factors, which include (in addition to risks relating to the economy generally) the following: possible increased delinquencies; repossessions and losses on retail installment contracts; incorrect prepayment speed and/or discount rate assumptions; possible unavailability of qualified personnel, which could adversely affect the Company’s ability to service its portfolio; possible increases in the rate of consumer bankruptcy filings, which could adversely affect the Company’s rights to collect payments from its portfolio; other changes in government regulations affecting consumer credit; possible declines in the market price for used vehicles, which could adversely affect the Company’s realization upon repossessed vehicles; and economic conditions in geographic areas in which the Company's business is concentrated. All of such factors also may affect the Company’s future financial results, as to which there can be no assurance. Any implication that the results of the most recently completed quarter are indicative of future results is disclaimed, and the reader should draw no such inference. Factors such as those identified above in relation to the provision for credit losses may affect future performance.

Investor Relations Contact

Jeffrey P. Fritz, Chief Financial Officer

844 878-2777

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Consumer Portfolio Services, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2017	2016	2017	2016
Revenues:
Interest income	$107,485	$101,709	$212,060	$198,372
Other income	2,587	3,224	5,610	7,210
	110,072	104,933	217,670	205,582
Expenses:
Employee costs	17,572	15,678	35,352	30,822
General and administrative	6,819	6,569	13,741	11,900
Interest	23,236	19,727	45,324	37,548
Provision for credit losses	48,550	44,423	95,717	88,619
Other expenses	5,943	6,211	11,792	12,139
	102,120	92,608	201,926	181,028
Income before income taxes	7,952	12,325	15,744	24,554
Income tax expense	3,380	5,053	6,692	10,068
Net income	$4,572	$7,272	$9,052	$14,486

Earnings per share:
Basic	$0.20	$0.30	$0.39	$0.58
Diluted	$0.17	$0.25	$0.32	$0.49

Number of shares used in computing earnings
per share:
Basic	23,076	24,538	23,296	24,917
Diluted	27,602	29,111	28,024	29,632

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Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	June 30,	December 31,
	2017	2016
Assets:
Cash and cash equivalents	$15,810	$13,936
Restricted cash and equivalents	118,298	112,754
Total cash and cash equivalents	134,108	126,690

Finance receivables	2,314,522	2,267,943
Allowance for finance credit losses	(107,315)	(95,578)
Finance receivables, net	2,207,207	2,172,365

Deferred tax assets, net	45,198	42,845
Other assets	61,283	68,502
	$2,447,796	$2,410,402

Liabilities and Shareholders' Equity:
Accounts payable and accrued expenses	$25,204	$24,977
Warehouse lines of credit	131,272	103,358
Securitization trust debt	2,081,989	2,080,900
Subordinated renewable notes	16,080	14,949
	2,254,545	2,224,184

Shareholders' equity	193,251	186,218
	$2,447,796	$2,410,402

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Operating and Performance Data ($ in millions)

	At and for the		At and for the
	Three months ended		Six months ended
	June 30,		June 30,
	2017	2016	2017	2016

Contracts purchased	$233.90	$319.11	$463.55	$631.41
Contracts securitized	230.00	340.00	440.00	680.00

Total managed portfolio	$2,343.30	$2,253.70	$2,343.30	$2,253.70
Average managed portfolio	2,340.23	2,216.87	2,326.02	2,157.58

Allowance for finance credit losses as % of fin. receivables	4.64%	4.06%

Aggregate allowance as % of fin. receivables (1)	5.56%	5.02%

Delinquencies
31+ Days	8.30%	7.10%
Repossession Inventory	1.34%	1.48%
Total Delinquencies and Repo. Inventory	9.64%	8.58%

Annualized net charge-offs as % of average owned portfolio	7.62%	6.94%	7.76%	7.24%

Recovery rates (2)	35.6%	38.9%	35.4%	39.4%

	For the				For the
	Three months ended				Six months ended
	June 30,				June 30,
	2017		2016		2017		2016
	$(3)	%(4)	$(3)	%(4)	$(3)	%(4)	$(3)	%(4)
Interest income	$107.49	18.4%	$101.71	18.4%	$212.06	18.2%	$198.37	18.4%
Servicing fees and other income	2.59	0.4%	3.22	0.6%	5.61	0.5%	7.21	0.7%
Interest expense	(23.24)	-4.0%	(19.73)	-3.6%	(45.32)	-3.9%	(37.55)	-3.5%
Net interest margin	86.84	14.8%	85.21	15.4%	172.35	14.8%	168.03	15.6%
Provision for credit losses	(48.55)	-8.3%	(44.42)	-8.0%	(95.72)	-8.2%	(88.62)	-8.2%
Risk adjusted margin	38.29	6.5%	40.78	7.4%	76.63	6.6%	79.42	7.4%
Core operating expenses	(30.33)	-5.2%	(28.46)	-5.1%	(60.89)	-5.2%	(54.86)	-5.1%
Pre-tax income	$7.95	1.4%	$12.33	2.2%	$15.74	1.4%	$24.55	2.3%

(1)  Includes allowance for finance credit losses and allowance for repossession inventory.

(2)  Wholesale auction liquidation amounts (net of expenses) as a percentage of the account balance at the time of sale.

(3)  Numbers may not add due to rounding.

(4)  Annualized percentage of the average managed portfolio.  Percentages may not add due to rounding.

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